SUB-ITEM 77C: Submission of matter to a vote of security holders

(a)            Date of meeting and whether it was an annual or special meeting:

	Shareholders Entitled To Vote	Date of Meeting	Annual/Special Meeting
1	Shareholders of the JNL/Mellon Capital Dow Jones U.S. Contrarian Opportunities Index Fund	8/31/15	Special
2	Shareholders of the JNL/WMC Money Market Fund	11/6/15	Special

(b)	Not Applicable

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

1	Special Meetings Held on August 31, 2015	Affirmative Votes	Votes Against/ Withheld	Abstentions

	Shareholders of the JNL/Mellon Capital Dow Jones U.S. Contrarian Opportunities Index Fund Approval of the Plan of Reorganization for the reorganization of the Fund into the JNL/Mellon Capital S&P 400 MidCap Index Fund	8,073,437.991	310,237.417	508,107.556

2	Special Meetings Held on November 6, 2015	Affirmative Votes	Votes Against/ Withheld	Abstentions

	Shareholders of the JNL/WMC Money Market Fund Approval of certain fundamental policy and investment strategy changes for the Fund	1,579,113,269.881	50,635,444.328	118,341,696.072

(d)	Not Applicable.